July 16, 2003

Beth Copeland - Media
(317) 269-1395
William J. Brunner - Shareholders & Analysts
(317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Corporation President & COO and First Indiana Bank President & CEO Melton announces early retirement, effective December 31, 2003

         (INDIANAPOLIS) – First Indiana Corporation today announced that Owen B. “Bud” Melton, Jr., its president and the president and CEO of its major subsidiary, First Indiana Bank, N.A., will retire from the Corporation and the Bank, effective December 31, 2003. In making this announcement, Marni McKinney, vice chairman and CEO of the Corporation, said, “Bud’s skill sets are many. He has served the Corporation and the Bank well during his tenure here and is a valuable resource to Bob McKinney and me. This next six months should give us plenty of time to interview and select someone of stature to succeed Bud.” Marni McKinney indicated that the Corporation has engaged a national executive recruiting firm to conduct a search to seek Melton’s replacement.

        Robert H. McKinney, First Indiana’s chairman, indicated his admiration for Melton during their long association, including the 25 years Melton spent at First Indiana Bank and the time they spent together in Washington, D.C., when Robert McKinney was chairman of the Federal Home Loan Bank Board and Melton served as his chief-of-staff. Robert McKinney said, “Bud and I have worked together for over 30 years. During that time, he and I haven’t disagreed very often on any issues that have confronted us, whether in Washington or here in Indianapolis. His integrity has served this institution, and me, extremely well. We shall miss his counsel and business acumen.”

        Melton said about the decision, “I’ve served First Indiana for 25 years, including the last 20 years as its president. That’s a long time for someone to lead an organization. Fresh thinking is always an ingredient for continued success of any corporation, especially one engaged in banking. First Indiana today is a much different organization than when I first joined it. Today, we enjoy the distinction of being the largest locally owned commercial bank in Indianapolis. I want to ensure First Indiana’s continued success in the future. Now is a good time to step down.”

        When Melton became president of First Indiana in 1983, its assets were $635 million, and its shareholders equity was $32 million. As of June 30, 2003, First Indiana’s assets stood at $2.2 billion with shareholders equity of $213 million. Under Melton's leadership as president, First Indiana expanded its network of mortgage banking offices throughout the Southeast portion of the United States to become one of the largest single-family mortgage originators headquartered in Indiana. In the early 1990’s, he led the expansion of its business plan to create a national consumer lending program that today originates loans in 46 states. First Indiana acquired four institutions during Melton’s tenure, most recently MetroBank in 2003. As the savings industry came under duress in the late 1980’s and early 1990’s, Melton led the transformation of First Indiana’s business model culminating in its charter change to a national bank, which occurred in 2001.

        First Indiana Corporation (NASDAQ – FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 33 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release. Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.